EXHIBIT 27

FOR IMMEDIATE RELEASE
CONTACT:

Sard Verbinnen & Co.
David Reno/Paul Caminiti/ Brandy Bergman
(212) 687-8080

                      SHOREWOOD PACKAGING CORPORATION
                AMENDS BY-LAWS TO DECREASE VOTE REQUIRED FOR
                       STOCKHOLDERS TO AMEND BY-LAWS
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      NEW YORK, NY, JANUARY 5, 2000 - Shorewood Packaging Corporation (NYSE:SWD) today announced that its Board of Directors has amended the Shorewood by-laws to require a 60% vote for its stockholders to amend the by-laws. The Shorewood by-laws, as amended in late November 1999, had required the vote of not less than two-thirds of Shorewood's issued and outstanding shares to amend the by-laws.

      The by-law provision being amended is the subject of pending litigation brought by Chesapeake Corporation (NYSE: CSK). Last month, Chesapeake sued Shorewood and its directors alleging that the two-thirds by-law provision was invalid. While Shorewood and its Board of Directors do not agree with Chesapeake's characterization of the by-law provision, the Shorewood Board determined to decrease the stockholder vote required for by-law amendments to enable a majority of the disinterested stockholders to amend the by-laws should they so wish. Based upon the 20% block of shares which Shorewood believes are committed to vote for Chesapeake pursuant to an agreement with an institutional holder, under the newly-amended by-law Chesapeake now needs a majority of the remaining outstanding shares to achieve the 60% threshold.

      Marc P. Shore, Chairman and Chief Executive Officer of Shorewood, stated, "The by-law change again demonstrates that the Shorewood Board is committed to acting in the best interests of the company's stockholders. In contrast to Shorewood which is pursuing strategic alternatives to enhance stockholder value, Chesapeake continues to hide behind its extensive anti-takeover defenses and refuses to act for the benefit of their stockholders by talking to Shorewood about our proposal to acquire Chesapeake for a price per share that would provide a significant premium to Chesapeake's stockholders."

      In a trial scheduled to begin on January 11, 2000, the Delaware Court is expected to hear arguments on, among other things, the issue of whether Chesapeake is an "interested stockholder," within the meaning of Section 203 of the Delaware General Corporation Law, due to the agreements and arrangements it has entered into with one of Shorewood's institutional holders. If Chesapeake is found to be an "interested stockholder" then it would be prohibited from consummating a merger with Shorewood for three years unless it received the two-thirds vote of the other stock-holders. In addition, if Chesapeake is found to be an "interested stockholder," Shorewood believes this finding could jeopardize its tender offer financing.

      Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

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      Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). While the safe harbors intended to be created by the Act are not available to statements made in connection with a tender offer, it has not been judicially determined whether such safe harbor provisions apply to forward-looking statements made in connection with a consent solicitation conducted in connection with a tender offer. However, the consent solicitation by Chesapeake Corporation is intended to facilitate its tender offer, and the statements made herein may be deemed to have been made in connection with such tender offer. Accordingly, such statements may not be covered by the safe harbor provisions of the Act. Any forward-looking statements made herein are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different from those expressed in such statements, including, but not limited to, general economic and business conditions, competition, political changes in international markets, raw material and other operating costs; costs of capital equipment, changes in foreign currency exchange rates, changes in business strategy or expansion plans, the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital, fluctuating interest rates and other factors referenced in this release and in Shorewood's annual report on Form 10-K and quarterly reports on Form 10-Q.

      THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF CHESAPEAKE CORPORATION. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

              CERTAIN INFORMATION CONCERNING PARTICIPANTS

      Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include: (i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky, R. Timothy O'Donnell and William P. Weidner; and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows: Marc P. Shore (4,750,485), Howard M. Liebman (233,269), Leonard
J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia A. Kamsky (4,500), R. Timothy O'Donnell (326,118); William P. Weidner (57,000); and William H. Hogan (30,500).

      Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

      In connection with Bear Stearns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom:
Terence Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held, net long, no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

      In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.